Exhibit 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE

EXPRO GROUP HOLDINGS N.V. ANNOUNCES First QUARTER 2024 RESULTS

Revenue of $383 million, down 6% sequentially and up 13% year-over-year.

Net loss of $3 million, as compared to net loss of $12 million for the fourth quarter of 2023 and a net loss of $6 million for the first quarter of 2023. Net loss margin was (1)% for the first quarter of 2024, compared to (3)% for the fourth quarter of 2023.

Adjusted EBITDA1 of $67 million, down 20% sequentially and up 61% year-over-year. Adjusted EBITDA margin1 of 18%, compared to 21% for the fourth quarter of 2023.

Reaffirming full-year 2024 guidance of $1.6 to $1.7 billion of revenue and $325 to $375 million of Adjusted EBITDA, supported by the strong first quarter performance, contract awards, the recently completed PRT Offshore acquisition, and the pending Coretrax acquisition.

HOUSTON - April 25, 2024 – Expro Group Holdings N.V. (NYSE: XPRO) (the “Company” or “Expro”) today reported financial and operational results for the three months ended March 31, 2024.

First Quarter 2024 Highlights

•	Revenue was $383 million compared to revenue of $407 million in the fourth quarter of 2023, a decrease of $24 million, or 6%, driven by lower activity primarily in the North and Latin America (“NLA”) and Europe and Sub-Saharan Africa (“ESSA”) segments, partially offset by higher revenue in the Middle East and North Africa (“MENA”). Consistent with historical patterns, revenue and profitability for the three months ended March 31, 2024, was negatively impacted by the winter season in the Northern Hemisphere and the budget cycles of our national oil company customers.

•	Net loss for the first quarter of 2024 was $3 million, or $0.02 per diluted share, compared to net loss of $12 million, or $0.11 per diluted share, for the fourth quarter of 2023. Net loss margin (defined as Net income (loss) as a percentage of revenue) was (1)% for the three months ended March 31, 2024 compared to (3)% for the three months ended December 31, 2023. Adjusted net income[1] for the first quarter of 2024 was $10 million, or $0.09 per diluted share, compared to adjusted net income for the fourth quarter of 2023 of $7 million, or $0.06 per diluted share.

•

Adjusted EBITDA was $67 million, a sequential decrease of $18 million, or 20%, primarily attributable to lower revenue and a less favorable activity mix, primarily in NLA and ESSA segments, partially offset by increased activity on higher-margin projects in MENA. Adjusted EBITDA margin for the first quarter of 2024 and the fourth quarter of 2023 was 18% and 21%, respectively.

•

Net cash provided by operating activities for the first quarter of 2024 was $30 million compared to net cash provided by operating activities of $33 million for the fourth quarter of 2023, primarily driven by a sequential decrease in Adjusted EBITDA of $18 million and non-repeat of dividends received from joint ventures in the fourth quarter of 2023 of $6 million, partially offset by a favorable movement in working capital of $21 million compared to the prior quarter.

Michael Jardon, Chief Executive Officer, noted “Expro has started 2024 in a strong position delivering solid financial results for the first quarter, with revenue surpassing expectations and Adjusted EBITDA consistent with the midpoint of guidance provided on our fourth quarter of 2023 earnings conference call. These results are encouraging for the full year 2024 outlook and a testament to our commitment to deliver excellence and innovation across all areas of operation.

“Our positive outlook is based on a constructive fundamental backdrop and increasing global demand for cost effective technology-enabled services and solutions. While we expect reduced activity in the US land market for the next several quarters, we believe international and offshore markets are in the early stages of a multi-year growth phase and that strong business momentum will be sustained across Expro’s geo-markets and product lines for at least the next several years. In the first quarter we captured more than $230 million of work globally and our backlog remained stable quarter-over -quarter at approximately $2 billion.

1.     A non-GAAP measure.

“In the first quarter, we announced that Expro entered into a definitive agreement to acquire Coretrax, a technology leader in performance drilling tools and wellbore cleanup, well integrity and production optimization solutions. Coretrax has a complementary offering to Expro with little overlap and will broaden our services and solutions offered through our Well Construction and Well Intervention & Integrity product lines, adding significant value to our clients from innovative technologies that reduce risk and cost, improve drilling efficiency, extend the life of existing well stock, and optimize production. As we near completion of the acquisition of Coretrax, integration planning is underway, and we look forward to John Fraser and team joining the Expro family.

“We continue to gain momentum across carbon capture, utilization and storage (CCUS) with Expro participating in Japan’s first clean hydrogen production demonstration project. Expro's comprehensive scope of services will support the project's goal of reducing carbon emissions while advancing clean energy solutions as we play our part as a citizen of the world.

“As we look ahead, Expro is well positioned for additional margin expansions in our drilling and completions levered businesses, which will drive improved group profitability and shareholder returns. Based on recent performance, good dialog with customers and a positive market outlook, we are comfortable reiterating 2024 guidance for revenues of between $1,600 million and $1,700 million. Adjusted EBITDA in 2024 is expected to be between $325 million and $375 million, and Adjusted EBITDA margin is expected to be between 20% and 22%. Full-year guidance assumes our proposed acquisition of Coretrax will be completed at the beginning of the third quarter, with some upside tied to a possible closing of the transaction a month or two earlier than this assumption. Second quarter revenue is expected to reflect approximately 20% year-on-year growth and sequential growth of 8%, with Adjusted EBITDA Margin in an expected range of 20% to 21%, or up 200 to 300 basis points year-on-year and sequentially in both cases based on the mid-point of second quarter guidance.”

Notable Awards and Achievements

In the NLA region, we worked with a major operator to help optimize critical cementing operations, implementing our Rotating Plug Launcher to facilitate rotation during cementing and provide necessary cement competency and zonal isolation. This innovative solution not only enhanced safety but also standardized operations across a fleet of active drilling rigs, showcasing our ability to provide efficient and reliable services.

Expanding our presence in Eastern Europe and the Black Sea, the ESSA region secured three deepwater contracts in Romania, totaling more than$10 million. These contracts underscore our technical expertise and the trust clients place in our capabilities to deliver advanced technology solutions for their projects.

In the MENA region, Expro secured a significant contract for cementing accessories in Egypt’s deepwater market, featuring our wireless cement heads. This contract marks a pivotal step in promoting hands-free cementing operations globally, enhancing safety, efficiency, and operational speed.

Furthermore, Eni S.p.A.’s project to develop an onshore liquefied natural gas pre-treatment facility in Congo is progressing well, with the team achieving over one million manhours lost time injury free. This project exemplifies our commitment to safety and sustainable operations while contributing to the global energy transition.

Segment Results

Unless otherwise noted, the following discussion compares the quarterly results for the first quarter of 2024 to the results for the fourth quarter of 2023.

North and Latin America (NLA)

Revenue for the NLA segment was $130 million for the three months ended March 31, 2024, a decrease of $15 million, or 10%, compared to $145 million for the three months ended December 31, 2023. The decrease was primarily due to lower Well Construction revenue in the United States, Guyana and Mexico, partially offset by increased Well Intervention & Integrity revenue in the United States and Brazil and higher Well Flow Management revenue in Colombia.

Segment EBITDA for the NLA segment was $34 million, or 26% of revenues, during the three months ended March 31, 2024, a decrease of $10 million, or 22%, compared to $44 million or 30% of revenues during the three months ended December 31, 2023. The decrease in Segment EBITDA and Segment EBITDA margin was attributable to lower activity and activity mix during the three months ended March 31, 2024.

Europe and Sub-Saharan Africa (ESSA)

Revenue for the ESSA segment was $122 million for the three months ended March 31, 2024, a decrease of $12 million, or 9%, compared to $134 million for the three months ended December 31, 2023. The decrease in revenues was primarily driven by lower Well Flow Management revenue in Congo, lower Subsea Well Access revenue in the Western and Central Africa, and lower Well Construction revenue in the UK and Angola, partially offset by higher Well Intervention & Integrity revenue in the UK and higher Well Flow Management revenue in Norway and Denmark.

Segment EBITDA for the ESSA segment was $25 million, or 21% of revenues, for the three months ended March 31, 2024, a decrease of $16 million, or 39%, compared to $41 million, or 31% of revenues, for the three months ended December 31, 2023. The decrease in Segment EBITDA and Segment EBITDA margin was attributable to a combination of lower activity, activity mix and reduced margin recognized on our pre-treatment facility project in Congo during the three months ended March 31, 2024.

Middle East and North Africa (MENA)

Revenue for the MENA segment was $71 million for the three months ended March 31, 2024, an increase of $6 million, or 9%, compared to $65 million for the three months ended December 31, 2023. The increase in revenue was driven higher Well Flow Management revenue in Algeria and Saudi Arabia, partially offset by lower Well Construction revenue in Morocco.

Segment EBITDA for the MENA segment was $25 million, or 34% of revenues, for the three months ended March 31, 2024, an increase of $3 million, or 15%, compared to $21 million, or 32% of revenues, for the three months ended December 31, 2023. The increase in Segment EBITDA and Segment EBITDA margin was primarily due to increased activity on higher-margin projects and a more favorable activity mix during the three months ended March 31, 2024.

Asia Pacific (APAC)

Revenue for the APAC segment was $60 million for the three months ended March 31, 2024, a decrease of $2 million, or 4%, compared to $62 million for the three months ended December 31, 2023. The decrease in revenue was primarily due to lower Well Flow Management, Well Intervention & Integrity and Subsea Well Access revenue in Malaysia, offset by higher Subsea Well Access revenue in China and Australia, and higher Well Flow Management revenue in Australia and Thailand.

Segment EBITDA for the APAC segment was $11 million, or 18% of revenues, for the three months ended March 31, 2024, an increase of $6 million, compared to $5 million, or 9% of revenues, for the three months ended December 31, 2023. The increase in Segment EBITDA is attributable primarily to higher activity.

Other Financial Information

The Company’s capital expenditures totaled $31 million in the first quarter of 2024, of which approximately 90% were used for the purchase and manufacture of equipment to directly support customer-related activities and approximately 10% for other property, plant and equipment, inclusive of software costs. Expro plans for capital expenditures in the range of approximately $100 million to $110 million for the remainder of 2024.

As of March 31, 2024, Expro’s consolidated cash and cash equivalents, including restricted cash, totaled $165 million. The Company had outstanding long-term borrowings of $40 million as of March 31, 2024. The Company’s total liquidity as of March 31, 2024 was $291 million. Total liquidity includes $127 million available for drawdowns as loans under the Company’s revolving credit facility.

Expro’s provision for income taxes for both the first quarter of 2024 and the fourth quarter of 2023 was approximately $12 million and $13 million. The Company’s effective tax rate on a U.S. generally accepted accounting principles (“GAAP”) basis for the three months ended March 31, 2024, also reflects liability for taxes in certain jurisdictions that tax on an other than pre-tax profits basis, including so-called “deemed profits” regimes.

On October 6, 2023, the Company amended and restated its revolving credit facility pursuant to an amendment and restatement agreement with DNB Bank ASA, London Branch, as agent, in order to extend the maturity of the facility for a further 36 months and increase the total commitments to $250 million, of which $167 million is available for drawdowns as loans and $83 million is available for letters of credit. The Company has the ability to increase the commitments to $350 million.

The financial measures provided that are not presented in accordance with GAAP are defined and reconciled to their most directly comparable GAAP measures. Please see “Use of Non-GAAP Financial Measures” and the reconciliations to the nearest comparable GAAP measures.

Additionally, downloadable financials are available on the Investor section of www.expro.com.

Conference Call

The Company will host a conference call to discuss first quarter 2024 results on Thursday, April 25, 2024, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time).

Participants may also join the conference call by dialing:

U.S.: +1 (833) 470-1428

International: +1 (929) 526-1599

Access ID: 673250

To listen via live webcast, please visit the Investor section of www.expro.com.

The first quarter 2024 Investor Presentation is available on the Investor section of www.expro.com.

An audio replay of the webcast will be available on the Investor section of the Company’s website approximately three hours after the conclusion of the call and will remain available for a period of approximately 12 months.

To access the audio replay telephonically:

Dial-In: U.S. +1 (866) 813-9403 or +1 (929) 458-6194

Access ID: 436305

Start Date: April 25, 2024, 10:00 a.m. CT

End Date: May 9, 2024, 10:59 p.m. CT

A transcript of the conference call will be posted to the Investor relations section of the Company’s website as soon as practicable after the conclusion of the call.

ABOUT EXPRO

Working for clients across the entire well life cycle, Expro is a leading provider of energy services, offering cost-effective, innovative solutions and what the Company considers to be best-in-class safety and service quality. The Company’s extensive portfolio of capabilities spans well construction, well flow management, subsea well access, and well intervention and integrity solutions.

With roots dating to 1938, Expro has more than 8,000 employees and provides services and solutions to leading exploration and production companies in both onshore and offshore environments in approximately 60 countries.

For more information, please visit: www.expro.com and connect with Expro on X @ExproGroup and LinkedIn @Expro.

Contact:

Chad Stephenson – Director Investor Relations

+1 (713) 463-9776

InvestorRelations@expro.com

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this release include statements, estimates and projections regarding the Company’s future business strategy and prospects for growth, cash flows and liquidity, financial strategy, budget, projections, guidance, operating results, environmental, social and governance goals, targets and initiatives, estimates and projections regarding the outcome and benefits of the proposed Coretrax acquisition, the Company’s ability to achieve the anticipated synergies as a result of the proposed Coretrax acquisition and the timing of the closing of the proposed Coretrax acquisition. These statements are based on certain assumptions made by the Company based on management’s experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Forward-looking statements are not guarantees of performance. Although the Company believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Moreover, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Such assumptions, risks and uncertainties include the amount, nature and timing of capital expenditures, the availability and terms of capital, the level of activity in the oil and gas industry, volatility of oil and gas prices, unique risks associated with offshore operations (including the ability to recover, and to the extent necessary, service and/or economically repair any equipment located on the seabed), political, economic and regulatory uncertainties in international operations, the ability to develop new technologies and products, the ability to protect intellectual property rights, the ability to employ and retain skilled and qualified workers, the level of competition in the Company’s industry, global or national health concerns, including health epidemics, the possibility of a swift and material decline in global crude oil demand and crude oil prices for an uncertain period of time, future actions of foreign oil producers such as Saudi Arabia and Russia, inflationary pressures, the impact of current and future laws, rulings, governmental regulations, accounting standards and statements, and related interpretations, and other guidance.

Such assumptions, risks and uncertainties also include the factors discussed or referenced in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC, as well as other risks and uncertainties set forth from time to time in the reports the Company files with the SEC. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events, historical practice or otherwise, except as required by applicable law, and we caution you not to rely on them unduly.

Use of Non-GAAP Financial Measures

This press release and the accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA, Adjusted EBITDA margin, contribution, contribution margin, support costs, adjusted net income (loss), and adjusted net income (loss) per diluted share, which may be used periodically by management when discussing financial results with investors and analysts. The accompanying schedules of this press release provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. These non-GAAP financial measures are presented because management believes these metrics provide additional information relative to the performance of the business. These metrics are commonly employed by financial analysts and investors to evaluate the operating and financial performance of Expro from period to period and to compare such performance with the performance of other publicly traded companies within the industry. You should not consider Adjusted EBITDA, Adjusted EBITDA margin, contribution, contribution margin, support costs, adjusted net income (loss) and adjusted net income (loss) per diluted share in isolation or as a substitute for analysis of Expro’s results as reported under GAAP. Because Adjusted EBITDA, Adjusted EBITDA margin, contribution, contribution margin, support costs, adjusted net income (loss) and adjusted net income (loss) per diluted share may be defined differently by other companies in the industry, the presentation of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Expro defines Adjusted EBITDA as net income (loss) adjusted for (a) income tax expense, (b) depreciation and amortization expense, (c) severance and other expense, (d) merger and integration expense, (e) gain on disposal of assets, (f) other (income) expense, net, (g) stock-based compensation expense, (h) foreign exchange (gains) losses and (i) interest and finance (income) expense, net. Adjusted EBITDA margin reflects Adjusted EBITDA expressed as a percentage of total revenue.

Contribution is defined as total revenue less cost of revenue excluding depreciation and amortization expense, adjusted for indirect support costs and stock-based compensation expense included in cost of revenue. Contribution margin is defined as contribution divided by total revenue, expressed as a percentage. Support costs is defined as indirect costs attributable to supporting the activities of the operating segments, research and engineering expenses and product line management costs included in cost of revenue, excluding depreciation and amortization expense, and general and administrative expense, excluding depreciation and amortization expense, which represent costs of running the corporate head office and other central functions, including logistics, sales and marketing and health and safety, and does not include foreign exchange gains or losses and other non-routine expenses.

The Company defines adjusted net income (loss) as net income (loss) before merger and integration expense, severance and other expense, stock-based compensation expense, and gain on disposal of assets, adjusted for corresponding tax benefits of these items. The Company defines adjusted net income (loss) per diluted share as net income (loss) per diluted share before merger and integration expense, severance and other expense, stock-based compensation expense, and gain on disposal of assets, adjusted for corresponding tax benefits of these items, divided by diluted weighted average common shares.

Please see the accompanying financial tables for a reconciliation of these non-GAAP measures to their most directly comparable GAAP measures.

EXPRO GROUP HOLDINGS N.V.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share data)
(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2024	2023	2023
Total revenue	$383,489	$406,750	$339,279
Operating costs and expenses:
Cost of revenue, excluding depreciation and amortization expense	(308,487)	(316,875)	(289,647)
General and administrative expense, excluding depreciation and amortization expense	(19,213)	(19,346)	(13,285)
Depreciation and amortization expense	(40,146)	(62,874)	(34,737)
Merger and integration expense	(2,161)	(5,432)	(2,138)
Severance and other expense	(5,062)	(8,901)	(927)
Total operating cost and expenses	(375,069)	(413,428)	(340,734)
Operating income (loss)	8,420	(6,678)	(1,455)
Other income (expense), net	485	4,774	(949)
Interest and finance expense, net	(3,152)	(2,255)	(1,298)
Income (loss) before taxes and equity in income of joint ventures	5,753	(4,159)	(3,702)
Equity in income of joint ventures	3,858	5,117	2,436
Income (loss) before income taxes	9,611	958	(1,266)
Income tax expense	(12,288)	(13,376)	(5,085)
Net loss	$(2,677)	$(12,418)	$(6,351)

Net loss per common share:
Basic and diluted	$(0.02)	$(0.11)	$(0.06)
Weighted average common shares outstanding:
Basic and diluted	110,176,460	110,325,863	108,854,709

EXPRO GROUP HOLDINGS N.V.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31,	December 31,
	2024	2023
Assets
Current assets
Cash and cash equivalents	$163,221	$151,741
Restricted cash	1,313	1,425
Accounts receivable, net	438,941	469,119
Inventories	164,325	143,325
Income tax receivables	28,968	27,581
Other current assets	65,628	58,409
Total current assets	862,396	851,600

Property, plant and equipment, net	500,331	513,222
Investments in joint ventures	71,001	66,402
Intangible assets, net	229,574	239,716
Goodwill	247,687	247,687
Operating lease right-of-use assets	68,022	72,310
Non-current accounts receivable, net	9,179	9,768
Other non-current assets	12,064	12,302
Total assets	$2,000,254	$2,013,007

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$299,094	$326,125
Income tax liabilities	47,688	45,084
Finance lease liabilities	2,012	1,967
Operating lease liabilities	16,885	17,531
Other current liabilities	100,110	98,144
Total current liabilities	465,789	488,851

Long-term borrowings	40,000	20,000
Deferred tax liabilities, net	21,636	22,706
Post-retirement benefits	8,697	10,445
Non-current finance lease liabilities	15,824	16,410
Non-current operating lease liabilities	50,249	54,976
Uncertain tax positions	59,718	59,544
Other non-current liabilities	44,231	44,202
Total liabilities	706,144	717,134

Common stock	8,102	8,062
Treasury stock	(68,792)	(64,697)
Additional paid-in capital	1,914,353	1,909,323
Accumulated other comprehensive income	22,257	22,318
Accumulated deficit	(581,810)	(579,133)
Total stockholders’ equity	1,294,110	1,295,873
Total liabilities and stockholders’ equity	$2,000,254	$2,013,007

EXPRO GROUP HOLDINGS N.V.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2024	2023
Cash flows from operating activities:
Net loss	$(2,677)	$(6,351)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization expense	40,146	34,737
Equity in income of joint ventures	(3,858)	(2,436)
Stock-based compensation expense	5,070	4,171
Elimination of unrealized (loss) gain on sales to joint ventures	(741)	39
Changes in fair value of contingent consideration	398	-
Deferred taxes	(1,071)	(5,225)
Unrealized foreign exchange	660	(1,753)
Changes in assets and liabilities:
Accounts receivable, net	29,332	(5,761)
Inventories	(17,286)	(2,380)
Other assets	(7,629)	(11,320)
Accounts payable and accrued liabilities	(14,570)	5,362
Other liabilities	2,755	11,306
Income taxes, net	1,391	3,929
Other	(1,982)	(2,995)
Net cash provided by operating activities	29,938	21,323

Cash flows from investing activities:
Capital expenditures	(30,739)	(28,776)
Payment for acquisition of business, net of cash acquired	-	(7,536)
Net cash used in investing activities	(30,739)	(36,312)

Cash flows from financing activities:
Release of (cash pledged for) collateral deposits, net	650	(10)
Proceeds from borrowings	21,204	-
Acquisition of common stock	-	(10,011)
Payment of withholding taxes on stock-based compensation plans	(4,095)	(2,954)
Repayment of financed insurance premium	(2,327)	(2,899)
Repayment of finance leases	(541)	(499)
Net cash provided by (used in) financing activities	14,891	(16,373)

Effect of exchange rate changes on cash and cash equivalents	(2,722)	(800)
Net increase (decrease) to cash and cash equivalents and restricted cash	11,368	(32,162)
Cash and cash equivalents and restricted cash at beginning of period	153,166	218,460
Cash and cash equivalents and restricted cash at end of period	$164,534	$186,298

Supplemental disclosure of cash flow information:
Cash paid for income taxes, net of refunds	$11,956	$6,381
Cash paid for interest, net	2,910	966
Change in accounts payable and accrued expenses related to capital expenditures	9,922	3,551

EXPRO GROUP HOLDINGS N.V.
SELECTED OPERATING SEGMENT DATA
(In thousands)
(Unaudited)

Segment Revenue and Segment Revenue as Percentage of Total Revenue:

	Three Months Ended
	March 31,		December 31,		March 31,
	2024		2023		2023
NLA	$130,389	34%	$145,490	36%	$126,228	37%
ESSA	121,746	32%	133,846	33%	113,648	34%
MENA	71,494	19%	65,363	16%	50,945	15%
APAC	59,860	15%	62,051	15%	48,458	14%
Total	$383,489	100%	$406,750	100%	$339,279	100%

Segment EBITDA(1), Segment EBITDA Margin(2), Adjusted EBITDA and Adjusted EBITDA Margin(3):

	Three Months Ended
	March 31,		December 31,		March 31,
	2024		2023		2023
NLA	$34,377	26%	$44,325	30%	$31,874	25%
ESSA	25,201	21%	40,990	31%	20,785	18%
MENA	24,538	34%	21,271	33%	14,568	29%
APAC	10,786	18%	5,337	9%	(2,698)	(6)%
	94,902		111,923		64,529
Corporate costs(4)	(31,300)		(31,894)		(25,081)
Equity in income of joint ventures	3,858		5,117		2,436
Adjusted EBITDA	$67,460	18%	$85,146	21%	$41,884	12%

(1)

Expro evaluates its business segment operating performance using Segment Revenue, Segment EBITDA and Segment EBITDA margin. Expro’s management believes Segment EBITDA and Segment EBITDA margin are useful operating performance measures as they exclude transactions not related to its core operating activities, corporate costs and certain non-cash items and allows Expro to meaningfully analyze the trends and performance of its core operations by segment as well as to make decisions regarding the allocation of resources to segments.

(2)	Expro defines Segment EBITDA margin as Segment EBITDA divided by Segment Revenue, expressed as a percentage.

(3)	Expro defines Adjusted EBITDA margin as Adjusted EBITDA divided by total revenue, expressed as a percentage.

(4)

Corporate costs include the costs of running our corporate head office and other central functions that support the operating segments, including research, engineering and development, logistics, sales and marketing and health and safety and are not attributable to a particular operating segment.

EXPRO GROUP HOLDINGS N.V.
REVENUE BY AREAS OF CAPABILITIES AND SELECTED CASH FLOW INFORMATION
(In thousands)
(Unaudited)

Revenue by areas of capabilities:

	Three Months Ended
	March 31,		December 31,		March 31,
	2024		2023		2023
Well construction	$120,030	31%	$145,279	36%	$128,265	38%
Well management(1)	263,459	69%	261,471	64%	211,014	62%
Total	$383,489	100%	$406,750	100%	$339,279	100%

Supplementary information on specific amounts included in cash provided by operating activities:

	Three Months Ended
	March 31,	December 31,	March 31,
	2024	2023	2023
Net cash provided by operating activities	$29,938	$32,781	$21,323
Cash paid for interest, net	2,910	721	966
Cash paid for merger and integration expense	2,280	4,389	2,572
Cash paid for severance and other expense	3,148	5,525	2,324

(1)	Well management consists of well flow management, subsea well access, and well intervention and integrity.

EXPRO GROUP HOLDINGS N.V.
GROSS PROFIT, GROSS MARGIN, CONTRIBUTION, CONTRIBUTION MARGIN AND SUPPORT COSTS
(In thousands)
(Unaudited)

Gross Profit, Contribution(1), Gross Margin and Contribution Margin(2):

	Three Months Ended
	March 31,	December 31,	March 31,
	2024	2023	2023
Total revenue	$383,489	$406,750	$339,279

Less: Cost of revenue, excluding depreciation and amortization	(308,487)	(316,875)	(289,647)
Less: Depreciation and amortization related to cost of revenue	(40,070)	(62,798)	(34,657)
Gross profit	34,932	27,077	14,975

Add: Indirect costs (included in cost of revenue)	68,434	67,175	64,821
Add: Stock-based compensation expenses	1,646	1,755	1,374
Add: Depreciation and amortization related to cost of revenue	40,070	62,798	34,657
Contribution	$145,082	$158,805	$115,827

Gross margin	9%	7%	4%

Contribution margin	38%	39%	34%

Support Costs(4):

	Three Months Ended
	March 31,	December 31,	March 31,
	2024	2023	2023
Cost of revenue, excluding depreciation and amortization expense	308,487	316,875	289,647
Direct costs (excluding depreciation and amortization expense)	(238,407)	(247,945)	(223,452)
Stock-based compensation expense	(1,646)	(1,755)	(1,374)
Indirect costs (included in cost of revenue)	68,434	67,175	64,821
General and administrative expense (excluding depreciation and amortization expense, foreign exchange, and other non-routine costs)	13,046	11,782	11,500
Total support costs	$81,480	$78,957	$76,321

Total support costs as a percentage of revenue	21%	19%	22%

(1)

Expro defines Contribution as Total Revenue less Cost of Revenue, excluding depreciation and amortization expense, adjusted for indirect support costs and stock-based compensation expense included in Cost of Revenue.

(2)	Contribution margin is defined as Contribution as a percentage of Revenue.

(3)	Direct costs include personnel costs, sub-contractor costs, equipment costs, repairs and maintenance, facilities, and other costs directly incurred to generate revenue.

(4)

Support costs includes indirect costs attributable to support the activities of the operating segments, research and engineering expenses and product line management costs included in Cost of revenue, excluding depreciation and amortization expense, and General and administrative expenses representing costs of running our corporate head office and other central functions including logistics, sales and marketing and health and safety and does not include foreign exchange gains or losses and other non-routine expenses.

EXPRO GROUP HOLDINGS N.V.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATION
(In thousands)
(Unaudited)

Adjusted EBITDA Reconciliation and Adjusted EBITDA Margin:

	Three Months Ended
	March 31,	December 31,	March 31,
	2024	2023	2023
Total revenue	$383,489	$406,750	$339,279

Net loss	$(2,677)	$(12,418)	$(6,351)

Income tax expense	12,288	13,376	5,085
Depreciation and amortization expense	40,146	62,874	34,737
Severance and other expense	5,062	8,901	927
Merger and integration expense	2,161	5,432	2,138
Other (income) expense, net	(485)	(4,774)	949
Stock-based compensation expense	5,070	4,892	4,171
Foreign exchange loss (gain)	2,743	4,608	(1,070)
Interest and finance expense, net	3,152	2,255	1,298
Adjusted EBITDA	$67,460	$85,146	$41,884

Net loss margin	(1)%	(3)%	(2)%

Adjusted EBITDA margin	18%	21%	12%

EXPRO GROUP HOLDINGS N.V.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATION
(In thousands, except per share amounts)
(Unaudited)

Reconciliation of Adjusted Net Income:

	Three Months Ended
	March 31,	December 31,	March 31,
	2024	2023	2023
Net loss	$(2,677)	$(12,418)	$(6,351)
Adjustments:
Merger and integration expense	2,161	5,432	2,138
Severance and other expense	5,062	8,901	927
Stock-based compensation expense	5,070	4,892	4,171
Total adjustments, before taxes	12,293	19,225	7,236
Tax benefit	(9)	-	(11)
Total adjustments, net of taxes	12,284	19,225	7,225
Adjusted net income	$9,607	$6,807	$874

Reconciliation of Adjusted Net Income per Diluted Share:

	Three Months Ended
	March 31,	December 31,	March 31,
	2024	2023	2023
Net loss	$(0.02)	$(0.11)	$(0.06)
Adjustments:
Merger and integration expense	0.02	0.05	0.02
Severance and other expense	0.05	0.08	0.01
Stock-based compensation expense	0.05	0.04	0.04
Total adjustments, before taxes	0.11	0.17	0.07
Tax benefit	(0.00)	-	(0.00)
Total adjustments, net of taxes	0.11	0.17	0.07
Adjusted net income	$0.09	$0.06	$0.01

As reported diluted weighted average common shares outstanding	110,176,460	110,325,863	108,854,709